Exhibit 10.52

First Amendment to

EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (the “Amendment”) is made effective and amends the Prior Agreement (as defined below) as of the         day of April, 2002, by and between EpicEdge, Inc. formerly known as Design Automation Systems, Inc. (the “Company”), of 5508 Highway 290 West, Suite 300, Austin, Texas 78735 and PETER DAVIS  (the “Executive”), of 82 Iselin Terrace, Larchmont, New York 10538.

WHEREAS, the Company and the Executive entered into that certain Employment Agreement dated and effective as of February 28th, 2000 (the “Prior Agreement”), by and between the Company and the Executive; and

WHEREAS, the Company and Executive wish to amend the Prior Agreement to modify the incentive bonus portion of Executive’s compensation, to restate and confirm that the Executive is covered by the Company’s standard form of covenant not to compete, and to modify the termination clause.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             AMENDMENT TO SECTION 4.  Section 4 of the Prior Agreement, is hereby amended to include the following paragraph as item 4(e).

(e) Subject to approval by the Company’s Board of Directors and shareholders, the Executive will be eligible to participate in a bonus pool (the “Bonus Pool”).  The Executive will be eligible for 8.75% of the Bonus Pool, subject to the terms of the definitive documents representing and governing the Bonus Pool.  The exact terms of the Bonus Pool shall be contained in the definitive documents representing the Bonus Pool, and such documents shall be subject to the approval of the Company’s Board of Directors, in addition to approval by the Company’s shareholders at the next shareholder meeting.  The final terms of the Executive’s participation shall be subject to the completion of the final documentation and the approvals listed above.  This Amendment, in its entirety, shall be null and void if completion of the final documentation and the approvals listed above are not completed.

Section 4 of the Prior Agreement shall be further amended to add the following paragraph (f).

(f) Additionally, the Executive will receive a one-time stock option grant of 902,765 shares of Common Stock of the Company with vesting in 1/3 increments each year for three years as governed by the Company’s 2002 Stock Option Plan.

2.             AMENDMENT TO SECTION 8, COVENANTS NOT TO COMPETE.  Section 8 of the Prior Agreement is hereby amended and restated in its entirety and replaced with the following:

                                8.             Non-Compete; No Interference with the Business of Company.

(a)                                  Non-Compete Agreement.  Recognizing that the Company’s Confidential Information (as defined below) constitutes a special and unique asset of the Company, Executive agrees and covenants that during the term of this Agreement and for a period of six (6) months following the effective date of the termination of this Agreement, whether such termination is voluntary or involuntary, Executive shall not, anywhere in the United States, directly or indirectly engage in any business competitive with the Company without the written consent of an officer of Company.  “Directly or indirectly engaging in any business competitive with the Company” includes, but is not limited to: (i) being employed by, serving as director of, consultant or advisor to, owning or otherwise being connected with, any entity primarily engaged in providing services or products substantially similar to any services or products provided, developed or under development by the Company, where the disclosure of the Company’s Confidential Information or trade secrets is likely to occur as a result of such relationship with such entity.; (ii) soliciting or providing competitive services or products to any customer that the Executive performed work for at the direction of the Company in the six (6) month period immediately preceding the effective date of the termination of this Agreement; or (iii) making or holding any investment in any business that competes directly with the Company, whether such investment be by way of loan, purchase of stock or otherwise, except for investments in the capital stock of a publicly traded company that represents less than 2% of that company’s outstanding capital stock.

(b)                                 Customers.  Executive hereby agrees that during Executive’s employment hereunder and for a period of six (6) months thereafter, Executive will not, directly or indirectly, attempt to induce any customers or clients of the Company to terminate contracts or otherwise divert from the Company any business being conducted by such customers or clients with the Company pursuant to such contracts; and, during Executive’s employment and for six (6) months thereafter, Executive will not directly or indirectly solicit from, or otherwise agree to provide any competitive services or products to, any customer or client to which the Company has provided any products or services during the twelve (12) months preceding the termination of Executive’s employment, or any party whose identity or potential as a customer or client was confidential or learned by Executive during Executive’s employment with the Company.

(c)                                  Executives.  Executive hereby agrees that during Executive’s employment hereunder and for a period of six (6) months thereafter, Executive will not (i) directly or indirectly recruit, solicit or otherwise induce or influence any other employee of the Company to discontinue such employment relationship with the Company, or (ii) employ, seek to employ or cause any other business to employ or seek to employ as an Executive or independent contractor any person who is then (or was at any time within six (6) months prior to the date employee or such other business employs or seeks to employ such person) employed by the Company.  Notwithstanding the foregoing, Company acknowledges the prior relationship of Executive with Mark Slosberg and nothing in the subsection (c) shall apply to the Executive with regard to any actions, business endeavors, or employment relationships involving or related to Mark Slosberg.

(d)                                 Confidentiality.  Executive acknowledges that as a result of his employment relationship with the Company, he has and will become acquainted with Confidential Information (as hereinafter defined) belonging to the Company.  During the term of Executive’s employment hereunder and for a period of five (5) years thereafter, Executive shall not, except as required by law, disclose to others or appropriate for his own use, whether directly or indirectly, any such Confidential Information.  “Confidential Information” means information about the Company and its services and products which is not available to the general public and was or shall be learned by Executive in the course of his employment by the Company, including but not limited to: information relating to the Company’s relations or contracts; the organization, employment policies, compensation and fringe benefit plans and personnel of the Company; any data, formulas, operating and training manuals, business plans, information, proprietary knowledge, trade secrets, customer lists, databases and analyses owned, developed and used in the course of the business of the Company; and all papers, resumes, records and other documents (and all copies thereof) containing such Confidential Information.  Executive acknowledges that the Confidential Information is specialized, unique in nature and of great value to the Company.  For purposes of this Section 8, the term “Company” shall include any affiliate, division or subsidiary of Company.  The provisions of this Section 8 shall survive the termination of this Agreement for any reason whatsoever.

(e)                                  Enforcement.  If, at the time of enforcement of Section 6 (Revealing of Trade Secrets), Section 8 (Non-Compete) and Section 15 (Inventions), a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law.  Because Executive’s services are unique and because Executive has access to Confidential Information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement.  Therefore, in the event of a breach or threatened breach of this Agreement, Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

(f)                                    Additional Acknowledgements.  Executive acknowledges that the provisions of this Section 8 are in consideration of: (i) employment with Company, (ii) the issuance of stock options and bonus plan units in the Company and (iii) additional good and valuable consideration as set forth in this Agreement.  In addition, Executive agrees and acknowledges that the restriction contained in Section 6 (Revealing of Trade Secrets), Section 8 (Non-Compete) and Section 15 (Inventions) do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on the Executive’s ability to earn a living.  In addition, Executive acknowledges (A) that the business of the Company or any subsidiaries will be international in scope and without geographical limitation, (B) notwithstanding the state of incorporation or principal office of the Company or any subsidiaries, or any of their respective Executives or Executives (including the Executive), it is expected that the Company will have business activities and have valuable business relationships within its industry throughout the world and (C) as part of his responsibilities, Executive will be traveling around the world in furtherance of the Company’s business and its relationships.  In addition, Executive agrees and acknowledges that the potential harm to the Company of the non-enforcement of Section 6 (Revealing of Trade Secrets), Section 8 (Non-Compete) and Section 15 (Inventions) outweighs any potential harm to Executive of its enforcement by injunction or otherwise.  Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonably and proper protection of the Confidential Information of the Company now existing or to be developed in the future.  Executive expressly acknowledges and agrees that (i) each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area and (ii) nothing contained in Section 6 (Revealing of Trade Secrets), Section 8 (Non-Compete) and Section 15 (Inventions) hereof shall eliminate, reduce or otherwise impair any obligation Executive might have to any prior the Company or business relation of Executive.

3.  AMENDMENT TO SECTION 5, TERMINATION.   Section 5 of the Prior Agreement is hereby amended and restated in its entirely as follows; provided, however, the definition of “good cause,” “Cause” or “with cause” set forth in Section 5(c) of the Prior Agreement is hereby incorporated herein by reference as the meaning of the term “cause”:

Notwithstanding any provision(s) in this Agreement to the contrary, Executive’s employment with the Company shall be on an “at will” basis, meaning that either party hereto may terminate the Executive’s employment with the Company at any time and for any reason; provided, that, the terminating party provides at least sixty (60) days advance written notice.  Upon termination of Executive’s employment hereunder for any reason whatsoever, all obligations of the Company hereunder shall cease upon such termination, except (a) its obligation to pay the base salary set forth in Section 4(a) through the date of such termination prorated through the date of such termination, and (b) its obligations to provide the benefits set forth in Section 4(d) through the date of such termination and to comply with any and all state and federal laws and regulations applying to such benefits.  In addition to the foregoing, in the event of a termination of Executive’s employment with the Company for any reason other than for cause or the resignation of Executive, in addition to the other obligations payable to

Executive pursuant to the preceding sentence, Executive shall be entitled to receive as severance hereunder his base salary for an additional sixty (60) days from the date of termination.

4.             INVENTIONS.  The Prior Agreement is hereby amended to add the following Section 15:

Inventions. Executive shall treat as for the sole benefit of the Company and promptly disclose and assign to the Company, without additional compensation therefore, all ideas, discoveries, designs, copyright or trademark materials, inventions and improvements, patentable or not, which, while Executive is so retained under this Agreement are made, conceived or reduced to practice by Executive, alone or with others, during or after usual work hours, either on or off the job, and which are related to the products, processes, projects or the business interests of the Company or which involve the use of the time, material or facilities of the Company.  During his employment, Executive shall keep the Company informed of the development of all such ideas, discoveries, designs, copyright or trademark materials, inventions and improvements made, conceived or reduced to practice by Executive, in whole or in part, alone or with others, which either result from any work Executive may do for or at the request of the Company, or are related to the Company’s present or contemplated activities, investigations or obligations.  Executive agrees, at the expense of the Company, at any time during or within a reasonable time after the termination of this employment relationship, to sign all papers and do such other acts and things the Company deems necessary or desirable and may be reasonably required to protect the rights of the Company to such ideas, discoveries, designs, copyright or trademark materials, inventions and improvements.  Consistent with Texas law and laws of other states, the Company hereby notifies Executive that this Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless (a) the invention relates to (i) the business of the Company or (ii) the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Executive for the Company.

5.             AMENDMENT.   This Amendment may be modified or amended, if the amendment is made in writing and is signed by both parties.

6.             APPLICABLE LAW.   This Amendment shall be governed by the laws of the State of Texas.

7.             INCORPORATION OF THE PRIOR AGREEMENT.  All capitalized terms which are not defined hereunder shall have the same meanings as set forth in the Prior Agreement.  To the extent any terms and provisions of the Prior Agreement are inconsistent with the amendments set forth herein, such terms and provisions shall be deemed superseded hereby.  Except as specifically set forth herein, the Prior Agreement shall remain in full force and effect and its provisions shall be binding on the parties hereto.

[SIGNATURE PAGE FOLLOWS]

Company:
EpicEdge

By:
Richard Carter, CEO

AGREED TO AND ACCEPTED.

Executive:

By:
Peter Davis